As filed with the Securities and Exchange Commission on January 23, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHC Group Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	98-0587405
(State of Incorporation)	(I.R.S. Employer Identification No.)

CHC Group Ltd.

190 Elgin Avenue

Grand Cayman, KY1-9005

Cayman Islands

(604) 276-7500

(Address of principal executive offices)

CHC Group Ltd. 2013 Omnibus Incentive Plan

CHC Group Ltd. 2013 Employee Share Purchase Plan

(Full title of the plans)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 590-9070

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Louis Lehot, Esq. Michael Tenta, Esq. Thomas Welk, Esq. Cooley LLP 3175 Hanover Street Palo Alto, California 94304-1130 (650) 843-5949 (650) 843-5636	Michael O’Neill, Esq. SVP, Chief Legal Officer CHC Group Ltd. 4740 Agar Drive Richmond, BC V7B 1A3, Canada (604) 276-7500	Russ Hill, Esq. VP, Deputy General Counsel, Corporate Secretary and Chief Compliance Officer CHC Group Ltd. 4740 Agar Drive Richmond, BC V7B 1A3, Canada (604) 276-7500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Ordinary Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary shares, par value US$0.0001 per share
- Reserved under the CHC Group Ltd. 2013 Omnibus Incentive Plan	7,500,000	$10.00	$75,000,000	$9,660.00
- Reserved under the CHC Group Ltd. 2013 Employee Share Purchase Plan	2,812,015	$10.00	$28,120,150	$3,621.88
Total	10,312,015	N/A	$103,120,150	$13,281.88

(1)	This Registration Statement covers, in addition to the number of ordinary shares of CHC Group Ltd., a Cayman Islands exempted company (the “Company” or the “Registrant”), par value $0.0001 per share (“Ordinary Shares”), stated above, options and other rights to purchase or acquire Ordinary Shares covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of Ordinary Shares, options and rights that may be offered or issued pursuant to (A) the CHC Group Ltd. 2013 Omnibus Incentive Plan (the “OIP”), and (B) the CHC Group Ltd. 2013 Employee Share Purchase Plan (the “ESPP” and together with the OIP, the “Plans”), as a result of one or more adjustments under either Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The offering price per Ordinary Share and the aggregate offering price are based on the initial public offering price set forth on the cover page of the Registrant’s prospectus dated January 16, 2014 relating to its initial public offering which forms a part of a registration statement on Form S-1 (No. 333-191268).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents filed with the Commission by CHC Group Ltd. (the “Registrant”) are incorporated herein by reference:

(a)	The Registrant’s prospectus filed on January 21, 2014 pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-1 (File No. 333-191268), as amended, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b)	The description of the Registrant’s Ordinary Shares which is contained in a Registration Statement on Form 8-A filed on January 10, 2014 (File No. 001-36261), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Our articles of association provide that each of our directors and officers shall be indemnified out of our assets against any liability, action, proceeding, claim, demand, costs, charges, damages or expenses incurred by him as a result of any act or failure to act in carrying out his functions other than such liability, if any, that a final judgment or other final adjudication (in either case not subject to further appeal) binding on such indemnified person determines that the liability resulted from that persons own dishonesty, fraud, willful default or knowing or reckless breach of duty.

The Registrant has entered into indemnification agreements with each of its directors and executive officers under which the Registrant indemnifies each such person and hold him harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he has been made a party or in which he became involved by reason of the fact that he is or was our director or officer. Except with respect to expenses to be reimbursed by us in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, our obligations under the indemnification agreements are subject to certain customary restrictions and exceptions.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date	Filed Herewith

4.1	Amended and Restated Memorandum and Articles of Association, as currently in effect	S-1/A	333-191268	3.1	1/6/2014

4.2	CHC Group Ltd. 2013 Omnibus Incentive Plan					X

4.3	Form of Restricted Share Agreement of CHC Group Ltd. (Time Vesting)	S-1/A	333-191268	10.22	12/19/2013

4.4	Form of Restricted Share Agreement of CHC Group Ltd. (Performance Vesting)	S-1/A	333-191268	10.23	1/13/2014

4.5	Form of Nonqualified Stock Option Agreement of CHC Group Ltd. (Time Vesting)	S-1/A	333-191268	10.24	12/19/2013

4.6	Form of Nonqualified Stock Option Agreement of CHC Group Ltd. (Performance Vesting)	S-1/A	333-191268	10.25	12/19/2013

4.7	CHC Group Ltd. Employee Share Purchase Plan					X

4.8	Form of Restricted Share Unit Agreement of CHC Group Ltd. (Performance Vesting)	S-1/A	333-191268	10.30	1/6/2014

4.9	Form of Nonqualified Stock Option Agreement of CHC Group Ltd	S-1/A	333-191268	10.31	1/10/2014

4.10	Form of Restricted Share Unit Agreement of CHC Group Ltd.	S-1/A	333-191268	10.32	1/10/2014

5.1	Opinion of Walkers					X

23.1	Consent of Walkers (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm					X

24.1	Power of Attorney (included on signature page hereto)					X

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Richmond, British Columbia, Canada, on January 23, 2014.

CHC GROUP LTD.

By:	/s/ William Amelio
Name:	William Amelio
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Amelio, Joan S. Hooper, Mike O’Neill and Russ Hill, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William Amelio	President, Chief Executive Officer and Director (Principal Executive Officer)	January 23, 2014
(WILLIAM AMELIO)

/s/ Joan S. Hooper	Chief Financial Officer (Principal Financial Officer)	January 23, 2014
(JOAN S. HOOPER)

/s/ Rebecca Camden	Chief Accounting Officer (Principal Accounting Officer)	January 23, 2014
(REBECCA CAMDEN)

/s/ Francis S. Kalman	Director	January 23, 2014
(FRANCIS S. KALMAN)

/s/ Jonathan Lewis	Director	January 23, 2014
(JONATHAN LEWIS)

/s/ William E. Macaulay	Director	January 23, 2014
(WILLIAM E. MACAULAY)

/s/ John Mogford	Director	January 23, 2014
(JOHN MOGFORD)

/s/ Jeffrey K. Quake	Director	January 23, 2014
(JEFFREY K. QUAKE)

/s/ Dod E. Wales	Director	January 23, 2014
(DOD E. WALES)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of CHC Group Ltd., has signed this Registration Statement on January 23, 2014.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director, Puglisi & Associates